Exhibit 99.2
Harris Corporation Names Daniel R. Pearson Chief Operating Officer;
Sheldon J. Fox Named Group President of Government
Communications Systems Business
MELBOURNE, FL, May 24, 2010 — Harris Corporation (NYSE:HRS) an international communications and information technology company, has named Daniel R. Pearson executive vice president and chief operating officer, reporting to Howard L. Lance, chairman, president and CEO. Pearson, 58, previously was group president for the company’s Government Communications Systems business. He succeeds Robert. K. Henry, who will retire in August after 13 years with the company.
In his new position Pearson is responsible for the primary day-to-day business operations and will oversee the company’s government, defense, IT service, healthcare and cyber businesses. The company’s broadcast business will continue to report directly to Lance.
Pearson joined Harris in 1977 and has held a number of management positions of increasing responsibility throughout his career. While at Harris he has served as Group President of Government Communications Systems, president of the Department of Defense Programs business unit, president of Network Support Division, and vice president and general manager of Strategic Management and Business Development for the government business. He earned his bachelor of science degree in electrical engineering from the University of Pittsburgh.
“Dan is extremely well qualified for this expanded leadership role,” said Lance. “He has successfully guided the growth of our core government business and led our recent expansion into new adjacent markets, such as healthcare and cyber. He will focus on continuing to drive growth across this broader group of businesses and executing our company-wide business strategy.”
Sheldon J. Fox was named group president — Government Communications Systems, reporting to Pearson. Fox, 51, previously was president — National Programs. He joined Harris in 1984 and has held a series of management positions in both program management and business development. Previously, Fox was president of the Defense Programs business unit, vice president and general manager of the DoD Programs business unit, and vice president of Programs for the DoD Communication Systems business area. He holds a B.S.E.E. and M.S.E.E. from Georgia Tech, and an M.B.A. from the University of North Carolina at Chapel Hill.
Photos are available at the following links: http://www.harris.com/images/mgmt-team/Pearson.jpg and http://www.harris.com/images/mgmt-team/Fox.jpg
About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and more than 15,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.